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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE

INVESTOR CONTACTS                              PRESS CONTACTS
Chase:     John Borden                         Chase:     Charlotte Gilbert-Biro
                212-270-7318                                  212-270-7455
Advanta:  David Weinstock                      Advanta:  Catherine Reid
                215-444-5335                                  215-444-5073


CHASE MANHATTAN MORTGAGE CORPORATION TO ACQUIRE ADVANTA'S  MORTGAGE BUSINESS

Edison, N.J., January 8, 2000 - Chase Manhattan Mortgage Corporation, a subsidiary of J.P. Morgan Chase & Co. (NYSE: JPM) has signed a definitive agreement to acquire the mortgage business of Advanta Corp. (NASDAQ: ADVNB; ADVNA). The acquisition includes a $15.8 billion mortgage loan servicing and sub-servicing portfolio with over 200,000 customers and other net assets. Advanta also has an annual mortgage origination capability in excess of $1 billion.

The proposed acquisition would increase Chase's origination activity in the non-prime mortgage business and enhance Chase's position as a leading originator of non-prime mortgages in the country. The Advanta non-prime servicing portfolio is one of the largest in the nation and includes Chase's non-prime portfolio, which Advanta has been subservicing.

The acquisition is subject to the approval of Advanta's shareholders and certain regulatory filings and approvals. The transaction is expected to close in the first quarter of 2001. Chase and Advanta will work together to ensure a seamless transition for Advanta customers.

"Extending mortgage credit to traditionally under-served groups using sound principles and practices for granting and securing credit is the foundation of fair and prudent lending," said Luke Hayden, Executive Vice President, J.P. Morgan Chase & Co. "This acquisition will expand Chase's platform, enabling us to better serve borrowers who do not meet traditional credit standards."

Chase Manhattan Mortgage Corporation, with headquarters in Edison, New Jersey, is currently the nation's largest residential mortgage lender and second largest servicer. In addition to non-prime, the Chase home finance businesses include traditional first mortgage, home equity and manufactured housing loans.

"This strategic transaction is an excellent outcome for our shareholders, customers and employees," said Dennis Alter, Chairman and Chief Executive Officer of Advanta. "This is a cash transaction pursuant to which we expect to receive a price in excess of book value. The sale will monetize the value of our mortgage business and provide all of the opportunities and resources of a respected, global organization to our employees and customers. It also will enable Advanta to further concentrate on the small business market, primarily through its
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profitable credit card business, already one of the nation's largest issuers of
Master Card business credit cards to small businesses."

Advanta has a national retail and wholesale presence, as well as phone sales units and servicing sites in San Diego and suburban Philadelphia. Advanta has approximately 1800 employees working in its mortgage business.

Chase Manhattan Mortgage Corporation is a subsidiary of J.P. Morgan Chase & Co. (NYSE: JPM, www.jpmorganchase.com), which is a premier global financial services firm with assets in excess of $705 billion and operations in over 60 countries. The firm is a leader in investment banking, asset management, private equity, consumer banking, private banking, e-finance, and custody and processing services. Headquartered in New York, J.P. Morgan Chase serves 32 million consumer customers and over 5,000 corporate, institutional, and government clients.

Advanta has been providing financial services to consumers and small businesses since 1951. Advanta leverages its first-class direct marketing and information-based expertise to develop state-of-the-art data warehousing and statistical modeling tools that identify potential customers and new target markets. It also offers its customers and business partners a broad range of self-service financial solutions and other services on the Internet at www.advanta.com

This Press Release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (1) the timing and closing of the transaction described in this Press Release; and (2) the approval of the transaction by regulatory agencies and Advanta's shareholders.